Exhibit 99.2

Lehigh Gas Partners LP Completes Acquisition of 24 Sites in the Scranton/Wilkes-Barre Market

ALLENTOWN, PA (December 24, 2012) — Lehigh Gas Partners LP (NYSE:LGP) announced today it has completed its acquisition of 24 sites in the metro area of Scranton and Wilkes-Barre, Pennsylvania from Dunmore Oil Company, Inc. and JoJo Oil Company, Inc., for $28.5 million cash.  Dunmore Oil Company, Inc. and JoJo Oil Company, Inc. are related companies headquartered in Dunmore, Pennsylvania.  The acquisition was fully financed with Lehigh Gas Partners’ revolving credit facility.

The acquired sites are strategically located along highly-traveled interstate intersections on Routes 84, 81 and 380 in northeast Pennsylvania. The sites market either ExxonMobil or Valero branded fuel.  Twenty-three of the sites are fee simple interests and one is a leasehold interest.

The 24 sites, which previously served as sub-jobber locations for Lehigh Gas Partners, sold an aggregate of approximately 28 million gallons of motor fuel in 2011. Lehigh Gas Partners expects the sites will have margins comparable to other Lehigh Gas Partners’ controlled fuel locations. In addition, Lehigh Gas Partners estimates it will receive aggregate rental income, net of expenses, of approximately $1.7 million per year from these 24 sites.

Purchasing the Dunmore and JoJo sites helps Lehigh Gas Partners achieve a key goal pursuant to its overall growth strategy: acquiring additional fuel locations within its current geographic footprint in the northeast United States. Lehigh Gas Partners, headquartered in Allentown, Pa., owns and leases sites located in Pennsylvania, New Jersey, Ohio, New York, Massachusetts, Kentucky, New Hampshire and Maine.

“This transaction illustrates our commitment to the execution of our overall growth strategy,” Joe Topper, Chairman and CEO of Lehigh Gas Partners LP, said. “We believe that the Dunmore and JoJo sites fit nicely into our existing portfolio and strengthen our presence in the highly-traveled corridor of northeastern Pennsylvania.”

About Lehigh Gas Partners

Lehigh Gas Partners, headquartered in Allentown, PA, was formed to engage in the wholesale distribution of motor fuels and to own and lease real estate used in the retail distribution of motor fuels.  Lehigh Gas Partners owns and leases sites located in Pennsylvania, New Jersey, Ohio,

New York, Massachusetts, Kentucky, New Hampshire and Maine.  For additional information, please visit www.lehighgaspartners.com

Forward-Looking Statements

This news release contains “forward-looking statements,” such as statements regarding the anticipated impact of acquiring the operating assets and real estate previously owned by Dunmore Oil Company and JoJo Oil Company.  These forward-looking statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially.  For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Registration Statement on Form S-1 initially filed by Lehigh Gas Partners LP on May 11, 2012 and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Subsequent events and market developments could cause our expectations to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

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CONTACTS:

INVESTORS

Karen Yeakel

Vice President, Investor Relations

Lehigh Gas Partners

610-625-8126

kyeakel@lehighgas.com

MEDIA

Pete Waldron
Vice President, Public Affairs, Corporate Communications & Philanthropy
Lehigh Gas Partners

(610) 625-8073

pwaldron@lehighgas.com